Vanguard U.S. Growth Fund
Vanguard Variable Insurance Fund Growth Portfolio

Supplement to the Prospectuses and Summary Prospectuses

The boards of trustees of Vanguard U.S. Growth Fund and Vanguard Variable Insurance Fund Growth Portfolio (collectively, the Funds) have each approved an agreement between Delaware Management Company (DMC), advisor for a portion of the assets of each Fund, and Delaware Investments Fund Advisers
(DIFA). DMC and DIFA are each a series of Delaware Management Business
Trust (DMBT).
The agreement describes a restructuring of DMBT?s advisory business whereby DMBT created a new series, DIFA, to manage its mutual fund business.
Effective immediately, DIFA assumes investment advisory responsibilities for the portion of assets of each Fund previously advised by DMC.
All references to Delaware Management Company in the prospectuses and summary prospectuses are hereby replaced with Delaware Investments
Fund Advisers.

2013 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS DMC 082013